UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 5, 2007

NEAH POWER SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22122 20th Ave. SE, Suite 161, Bothell, Washington 98021
(Address of principal executive offices) (Zip Code)

(425) 424-3324
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Dr. Gerard C. (Chris) D’Couto, age 40, has been appointed as our Chief Operating Officer, a new position at our company, effective September 17, 2007. Prior to joining our company, Dr. D'Couto served as senior director of marketing at FormFactor Inc. from January 2006, where he headed the launch of NAND flash and DRAM sort probe cards that are critical to the ongoing success of our company. Prior to that, Dr. D'Couto had a nine-year tenure at Novellus Systems, Inc., with positions of increasing responsibility ranging from product management to technology development and sales. Prior to that, Dr. D'Couto worked at Varian Associates and as a consultant to Intel Corporation.

Dr. D'Couto received a bachelor's degree in chemical engineering from the Coimbatore Institute of Technology in India and also received a master's and a doctoral degree in chemical engineering from Clarkson University in New York. Dr. D'Couto also earned an MBA from the Haas School of Business at the University of California, Berkeley.

Under the terms of the Offer Letter entered into between Mr. D’Couto and us (a copy of which is attached at Exhibit 10.1), he will initially receive a per annum base salary of $225,000, a bonus equal to 50% of his base salary upon the completion of certain milestones, 2,250,000 stock options (which options will immediately vest in the event of a change in control) and other benefits and perquisites. In the event Dr. D’Couto’s employment is terminated (i) for any reason other than for cause or a winding down of our operations or (ii) due to a change in control where he is not offered a comparable position at a similar compensation, Dr. D'Couto will be entitled to a severance payment equal to six months of his then current base salary .

Item 7.01 Regulation FD Disclosure

On September 5, 2007, we issued a press release regarding the appointment of Dr. D'Couto as our Chief Operating Officer, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
10.1	Offer Letter for Chris D’Couto
99.1	Press release dated September 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEAH POWER SYSTEMS, INC.

Date: September 5, 2007	By:	/s/ David M. Barnes
David M. Barnes Chief Financial Officer